AMENDMENT

WHEREAS Sideware Systems Inc. and Sideware Corp. (jointly "Sideware") wish to enter into new agreements with their senior management team to assist Sideware in obtaining additional financing or locating merger partners; WHEREAS, Mr. Rahul Bardhan will be travling outside of the united States during such time as the new agreements are being negotiated; WHEREAS the parties are amenable to modifying the "Employment Contract and "Change of Control Severance Agreement ("Severance Agreement") between them dated August 30, 2000 until such time as Mr. Bardhan returns to the United States and can renegotiate a new agreement in its entirety, THEREFORE, for mutual consideration given on both sides, receipt of which is hereby acknowledged by the parties, it is agreed as follows:

SEVERANCE AGREEMENT

 1. The definition of "Annual Salary" in Section 1.1(a)(i) and (a)(ii) is hereby deleted and replaced with the following: $170,000.

 2. The payment obligations in Section 4.1(a)(i) and (a)(ii) of the Severance Agreement are hereby delted and replaced with the following: $170,000 plus any salary owed Executive up thorugh the date of Termination.

3. Section 7.10 is hereby added as followed: Notwithstanding anything to the contrary herein, the maximum cash payout to Executive under this Agreement shall be $170,000 plus any other payments required by law or pursuant to Sideware's employee policies such as unused but accrued vacation time and unreimbursed expenses.


EMPLOYMENT CONTRACT:

1. The number "$250,000" in Section 3 is hereby deleted and replaced with "$170,000".

2.  Section 5(a) dealing with automobile allowances is hereby deleted.

3. Section 24 is hereby added as follows: Notwithstanding anything to the contrary herein, the maximum cash payout under this Employment Contract shall be $170,000 plus any other payments required by law or pursuant to Sideware's employee policies such as unused but accrued vacation time and unreimbursed expenses.

ADDITIONAL:

1. In the event that Mr. Bardhan is owed compensation or other payments under the Severaance AGreement, he may not also recover under the Employment Contract.

2. Upon Mr. Bardhan's return to the U.S., the parties shall negotiate in good faith a new employment agreement embodying such terms and conditions as are being offered to other members of Sideware's senior management team.

3. In the event that, by July 30, 2002, Sideware does not either close a "merger" transaction or obtain five million dollars in new financing, this Amendment is null and void.

READ, UNDERSTOOD AND AGREED TO ON THIS 19TH DAY OF NOVEMBER, 2001
BY:

SIDEWARE CORP.        SIDEWARE SYSTEMS INC.    RAHUL BADHAN

/s/ James L. Speros   /s/ James L. Speros      /s/ Rahul Bardhan